Exhibit 99

                  Standard Parking Announces Expanded
                    Share Repurchase Authorization


    CHICAGO--(BUSINESS WIRE)--Oct. 12, 2006--Standard Parking Corporation (NASDAQ:STAN), one of the nation's largest providers of parking management services, today announced that its Board of Directors has increased the authorization to repurchase shares of the Company's outstanding common stock during 2006 to $20 million from $7.5 million through a combination of open market purchases and private purchases from Steamboat Industries, LLC.

    The Company reiterated its plans to use its free cash flow to:

    --  Fund additional growth

    --  Return value to shareholders

    --  Reduce financial leverage

    The Company indicated, however, that it has reached its previously reported leverage targets, and is comfortable with its current leverage levels. Therefore, while the Company will continue to return additional value to shareholders, the Company's leverage is not expected to decline significantly from current levels.

    Going forward, the Company will focus on aggressively pursuing various growth avenues, including acquisitions, although the Company will continue to apply its disciplined analysis in evaluating such opportunities. The Company noted that while its leverage may temporarily increase from time to time, particularly in connection with an acquisition or other attractive business opportunity, the Company's ability to consistently generate free cash flow enables it to support additional leverage. During the first half of 2006, the Company generated $10.8 million of free cash flow, and the Company continues to expect to generate at least $20 million of free cash flow (after capital expenditures) for the full year 2006.

    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages over 1,900 facilities, containing over one million parking spaces in more than 300 cities across the United States and Canada, including parking-related and shuttle bus operations serving more than 60 airports.

    More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's 2005 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

    DISCLOSURE NOTICE: The information contained in this document is as of October 12, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

    This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company's operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company's ability to renew the Company's insurance policies on acceptable terms, the extent to which the Company's clients purchase insurance through us and the Company's ability to successfully manage self-insured losses; the Company's ability to form and maintain relationships with large real estate owners, managers and developers; the Company's ability to provide performance bonds on acceptable terms to guarantee the Company's performance under certain contracts; the loss of key employees; the Company's ability to develop, deploy and utilize information technology; the Company's ability to refinance the Company's indebtedness; the Company's ability to consummate transactions and integrate newly acquired contracts into the Company's operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company's major corporate decisions. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).


    CONTACT: Standard Parking Corporation
             G. Marc Baumann
             Executive Vice President and
             Chief Financial Officer
             312-274-2199
             mbaumann@standardparking.com